Exhibit 10(r)(2)
                    Business Loan Agreement
Bank of America
National Trust and
Savings Association

This Agreement dated as of May 29, 1998, is among Bank of America National Trust and Savings Association (the "Bank"), Ashworth, Inc. ("Ashworth"), Ashworth Store I, Inc. ("Ashworth Store 1"), Ashworth Store II, Inc. ("Ashworth Store II"),, Ashworth International, Inc. ("Ashworth International"), and Ashworth U.K., Ltd. ("Ashworth UK") ("Ashworth, Ashworth Store I, Ashworth Store II, Ashworth International, and Ashworth UK are sometimes referred to collectively as the "Borrowers" and individually as the "Borrower").

1.  FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

1.1 Line of Credit Amount.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrowers ("Facility No. 1"). The amount of the line of credit (the "Facility 1 Commitment") is Twenty Million Dollars ($20,000,000).

(b) This is a revolving line of credit with a within line facility for letters of credit. During the availability period, the Borrowers may repay principal amounts and reborrow them.

    The Borrowers agree not to permit the outstanding principal balance of the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Facility 1 Commitment.

1.2 Availability Period. The line of credit is available between the date of this Agreement and March 1,2000 (the "Facility No. 1 Expiration Date") unless any Borrower is in default.

1.3 Interest Rate.

(a) Unless the Borrowers elect an optional interest rate as described below, the interest rate is the Bank's Reference Rate minus 0.50 of a percentage point.

(b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

1.4 Repayment Terms.

(a) The Borrowers will pay interest on June 1, 1998, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrowers will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Facility No. 1 Expiration Date. Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no later than the Facility No. 1 Expiration Date.

1.5 Optional Interest Rates. Instead of the interest rate based on the Bank's Reference Rate, the Borrowers may elect the optional interest rates listed below for this Facility No. 1 during interest periods agreed to by the Bank and the Borrowers. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

(a) Short Term Base Rates plus 1.625 percentage points.

(b) IBOR Rates plus 1.625 percentage points.

1.6 Letters of Credit. This line of credit may be used for financing:

    (i) commercial letters of credit with a maximum maturity of 365 days but not to extend more than 90 days beyond the Facility No. 1 Expiration Date. Each commercial letter of credit will require drafts payable at sight or up to 60 days after sight.

    (ii) standby letters of credit with a maximum maturity of 365 days but not to extend more than 90 days beyond the Facility No. 1 Expiration Date.

    (iii) The amount of letters of credit outstanding at any one time,(including amounts drawn on letters of credit and not yet reimbursed) may not exceed Twelve Million Dollars ($12,000,000).

    (iv) The following letters of credit are outstanding from the Bank for the account of Ashworth as indicated below:

<CAPTIONS>

             Letter of Credit Number                 Amount
             1029608                         $     13,665.01
             1030173                         $    173,234.25
             1031946                         $      2,609.85
             1032019                         $     52,947.37
             1032592                         $     68,961.35
             1032752                         $    270,417.60
             1032952                         $    165,207.00
             1032955                         $    131,839.20
             1032951                         $     24,827.44
             1032953                         $  1,122,265.94
             1032954                         $  1,361,015.01
             1033065                         $      4,554.66
             721895                          $     52,439.15
             722394                          $      3,614.51
             1033824                         $     70,560.00
             1034011                         $    161,595.00
             722251                          $     39,286.43
             722603                          $     17,431.24
             1034232                         $     61,050.00
             1034388                         $    283,050.00
             1034489                         $     81,066.41
             1034697                         $     61,800.00
             1034698                         $     31,034.00
             1034699                         $    139,227.00

          As of the date of this Agreement, these letters of credit shall be deemed to be outstanding under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

Each Borrower agrees:

(a) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(b) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(c) The issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank. Without limiting the foregoing, no letter of credit may be issued to support any obligation of the Borrower in connection with workers' compensation laws.

(d) to sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit.

(e) to pay any issuance and/or other fees that the Bank notifies the Borrowers will be charged for issuing and processing letters of credit for the Borrowers.

(f) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

2.  FACILITY NO. 2: FOREIGN EXCHANGE FACILITY AMOUNT AND TERMS

2.1 Foreign Exchange Facility.

(a) Between the date of this Agreement and March 1, 2000, the Bank at its discretion may enter into spot and forward foreign exchange contracts with Ashworth. The foreign exchange contract limit will be Five Million U.S. Dollars (U.S. $5,000,000). The "foreign exchange contract limit" is the maximum limit on the net difference between the total foreign exchange contracts outstanding less the total foreign exchange contracts for which the Borrowers have already compensated the Bank. The "settlement limit" is the maximum limit on the gross total amount of all sale and purchase contracts on which delivery is to be effected and settlement allowed on any one banking day.

(b) The Bank shall not be obligated to permit Ashworth to enter into any foreign exchange contracts which would exceed the settlement limit. However, if the Bank decides, in its discretion, to waive the settlement limit for foreign exchange contracts which will settle on any particular banking day, the Bank shall not be required to make any U.S. Dollar or foreign currency settlement payment to the Borrowers until the Bank receives evidence satisfactory to it that the Borrowers have paid the Bank at least 2 banking days prior to the settlement date all of Ashworth's U.S. Dollar and foreign currency settlement payments. The Bank shall not be liable for interest or other damages caused by any such failure to pay or deliver or any such delay in payment or delivery.

(c) The Borrowers will pay the Bank on demand the Bank's then standard foreign exchange contract fees for each contract.

(d) Foreign exchange contracts will be in form and substance satisfactory to the Bank.

(e) No foreign exchange contracts will mature later than 180 days after the Facility No. 1 Expiration Date, and in addition no foreign exchange contract shall have a tenor longer than 360 days.

(f) The Borrowers understand the risks of, and is financially able to bear any losses resulting from, Ashworth entering into foreign exchange contracts. The Bank shall not be liable for any loss suffered by the Borrowers as a result of Ashworth's foreign exchange trading. Ashworth will enter into each foreign exchange contract in reliance only upon the Ashworth's own judgment. Ashworth acknowledges that in entering into foreign exchange contracts with the Bank, the Bank is not acting as a fiduciary. The Borrowers understand that neither the Bank nor Ashworth has any obligation to enter into any particular foreign exchange contract with the other.

(g) On the date of this Agreement and at the time of each request by Ashworth for a foreign exchange contract, the Borrowers represent and warrant that the Borrowers have assets of greater than Ten Million Dollars ($10,000,000).

(h) Ashworth hereby requests the Bank to rely upon and execute Ashworth's telephonic instructions regarding foreign exchange contracts, and the Borrowers agree that the Bank shall incur no liability for its acts or omissions which result from interruption of communications, misunderstood communications or instructions from unauthorized persons, unless caused by the wilful misconduct of the Bank or its officers or employees. The Borrowers agree to protect the Bank and hold it harmless from any and all loss, damage, claim, expense (including the reasonable fees of outside counsel and the allocated costs of staff counsel) or inconvenience, however arising, which the Bank suffers or incurs or might suffer or incur, based on or arising out of said acts or omissions.

(i) Ashworth agrees to promptly review all confirmations sent to Ashworth by the Bank. Ashworth understands that these confirmations are not legal contracts but only evidence of the valid and binding oral contract which Ashworth has already entered into with the Bank. Ashworth agrees to promptly execute and return to the Bank confirmations which accurately reflect the terms of a foreign exchange contract, and immediately contact the Bank if Ashworth believes a confirmation is not accurate. In the event of a conflict, inconsistency or ambiguity between the provisions of this Agreement and the provisions of a confirmation, the provisions of this Agreement will prevail.

(j) The Borrowers agree that the Bank may electronically record all telephonic conversations with Ashworth relating to foreign exchange contracts and that such tape recordings may be submitted in evidence to any court or in any other proceedings relating to such contracts. The Borrowers agree that in the event of a conflict, inconsistency or ambiguity between the terms of a foreign exchange contract as reflected in a tape recording and the terms stated on a confirmation, the terms reflected in the tape recording shall control.

(k) Any sum owed to the Bank under a foreign exchange contract may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement. Ashworth hereby authorize the Bank to debit Ashworth's account with the Bank for payments due from Ashworth to the Bank with respect to any foreign exchange contract.

(l) In addition to any other rights or remedies which the Bank may have under this Agreement or otherwise, upon the occurrence of an event of default under this Agreement, or if Ashworth's aggregate realized or unrealized mark-to-market losses on foreign exchange contracts exceed $750,000 (the "Revaluation Limit"), the Bank may:

     (1) Suspend performance of its obligations to Ashworth under any foreign exchange contract;

     (2) Declare all foreign exchange contracts, interest and any other amounts which are payable by the Borrowers to the Bank immediately due and payable; and

     (3) Without notice to the Borrowers, close out any or all foreign exchange contracts or positions of Ashworth with the Bank.

     The Bank shall not be under any obligation to exercise any such rights or remedies or to exercise them at a time or in a manner beneficial to the Borrowers. The Borrowers shall be liable for any amounts owing to the Bank after exercise of any such rights and remedies.

(m) Ashworth and the Bank are also parties to a Foreign Exchange Master Agreement dated December 9, 1996 (as amended, modified or renewed, the "FEMA"). All foreign exchange transactions entered into between Ashworth and the Bank shall be subject to the provisions of this Agreement and the FEMA. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the FEMA, the provisions of the FEMA shall control. The occurrence of an Event of Default under the FEMA shall also constitute a default under this Agreement.

3.   OPTIONAL INTEREST RATES

3.1  Optional Rates.  Each optional interest rate is a rate per year.
Interest will be paid on the last day of each interest period, and on the first day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrowers have designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

3.2 Short Term Base Rate. The Borrowers may elect to have all or Portions of the principal balance of the line of credit bear interest at the Short Term Base Rate plus 1.625 percentage points, subject to the following requirements:

(a) The "Short Term Base Rate" means the fixed interest rate per annum, determined solely by the Bank on the first day of the applicable interest period for the Short Term Base Rate Portion, as the rate at which the Bank would be able to borrow funds in the Money Market in the amount of the Short Term Base Rate Portion and with an interest and principal payment schedule equal to the Short Term Base Rate Portion and for a term equal to the applicable interest period. The Short Term Base Rate shall include adjustments for reserve requirements, federal deposit insurance, interest accrual methods, and any other similar adjustment which the Bank deems appropriate. The Short Term Base Rate is the Bank's estimate only and the Bank is under no obligation to actually purchase or match funds for any transaction.

(b) "Money Market" means one or more wholesale funding markets available to the Bank, including domestic negotiable certificates of deposit, eurodollar deposits, bank deposit notes or other appropriate money market instruments selected by the Bank.

(c) The interest period during which the Short Term Base Rate will be in effect will be no shorter than 30 days and no longer than one year.

(d) Each Short Term Base Rate Portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(e) Any Portion of the principal balance of the line of credit already bearing interest at the Short Term Base Rate will not be converted to a different rate during its interest period.

(f) Each prepayment of a Short Term Base Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

     (i) the additional interest which would have been payable on the amount prepaid had it not been prepaid, exceeds

     (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the Money Market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

3.3 IBOR Rate. The election of IBOR Rates shall be subject to the following terms and requirements:

(a) The interest period during which the IBOR Rate will be in effect will be no shorter than 30 days and no longer than one year. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

(b) Each IBOR Rate Portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(c) The Borrower may not elect an IBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

(d) The "IBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)


          IBOR Rate =        IBOR Base Rate
                      (1.00 - Reserve Percentage)

     Where,

     (i) "IBOR Base Rate" means the interest rate at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

     (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(e) Each prepayment of an IBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

     (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

     (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

(f) The Bank will have no obligation to accept an election for an IBOR Rate Portion if any of the following described events has occurred and is continuing:

     (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an IBOR Rate Portion are not available in the offshore dollar inter-bank market; or

     (ii) the IBOR Rate does not accurately reflect the cost of an IBOR Rate Portion.

4.  EXPENSES

4.1 Expenses.

(a) The Borrowers agree to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

(b) The Borrowers agree to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

5.  DISBURSEMENTS, PAYMENTS AND COSTS

5.1 Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

5.2 Disbursements and Payments. Each disbursement by the Bank and each payment by the Borrowers will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrowers to sign one or more promissory notes.

5.3 Telephone Authorization.

(a) The Bank may honor telephone instructions for advances or repayments or for the designation of optional interest rates given by any one of the individual signer(s) of this Agreement or a person or persons authorized in writing by any one of the signer(s) of the Agreement.

(b) Advances will be deposited in and repayments will be withdrawn from Ashworth's account number 14503-50974, or such other accounts with the Bank as designated in writing by the Borrowers.

(c) The Borrowers indemnify and excuse the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by any individual authorized by the Borrowers to give such instructions. This indemnity and excuse will survive this Agreement's termination.

5.4 Direct Debit (Pre-Billing).

(a) The Borrowers agree that the Bank will debit Ashworth's deposit account number 14503-50974, or such other accounts with the Bank as designated in writing by the Borrowers (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrowers becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

(b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrowers a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

    (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrowers will not be in default by reason of any such discrepancy.

    (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

    Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrowers interest on any overpayment.

(d) The Borrowers will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

5.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

5.6 Taxes.

(a) If any payments to the Bank under this Agreement are made from outside the United States, the Borrowers will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrowers will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. Each Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date.

(b) Payments made by the Borrowers to the Bank will be made without deduction of United States withholding or similar taxes. If any Borrower is required to pay U.S. withholding taxes, the Borrowers will pay such taxes in addition to the amounts due to the Bank under this Agreement. If the Borrowers fail to make such tax payments when due, each Borrower indemnifies the Bank against any liability for such taxes, as well as for any related interest, expenses, additions to tax, or penalties asserted against or suffered by the Bank with respect to such taxes.

5.7 Additional Costs. The Borrowers will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a) any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

5.8 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

5.9 Interest on Late Payments. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Bank's Reference Rate plus 1.00 percentage point. This may result in compounding of interest.

5.10 Default Rate. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate per annum which is 2.00 percentage points higher than the rate of interest otherwise provided under this Agreement.
This will not constitute a waiver of any event of default.

6.  CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrowers under this Agreement:

6.1 Authorizations. Evidence that the execution, delivery and performance by each Borrower (and each guarantor) of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

6.2 Governing Documents. A copy of each of the Borrower's articles of incorporation.

6.3 Other Items.  Any other items that the Bank reasonably requires.

7.  REPRESENTATIONS AND WARRANTIES

When the Borrowers sign this Agreement, and until the Bank is repaid in full, each Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

7.1 Organization of Borrowers. Each Borrower is a corporation duly formed and existing under the laws of the state where organized.

7.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within each Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

7.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of each Borrower, enforceable against each Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

7.4 Good Standing. In each state in which each Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

7.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which any Borrower is bound.

7.6 Financial Information. All financial and other information that has been or will be supplied to the Bank, is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrowers' (and any guarantor's) financial condition, including all material contingent liabilities.

(b) in form and content required by the Bank.

(c) in compliance with all government regulations that apply.

7.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against any Borrower, which, if lost, would impair the Borrowers' or any Borrower's financial condition or that of any Borrower's business, or would impair any Borrower's ability to repay the loan, except as have been disclosed in writing to the Bank.

7.8 Permits, Franchises.  Each Borrower possesses all permits,   memberships,
franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

7.9 Other Obligations. No Borrower is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

7.10 Income Tax Returns. No Borrower has any knowledge of any pending assessments or adjustments of its income tax for any year.

7.11 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

7.12 Year 2000 Compliance. Each Borrower has implemented a comprehensive program to address the "year 2000 problem" (that is, the risk that computer applications may not be able to properly perform date-sensitive functions after December 31, 1999) and expects to resolve on a timely basis any material year 2000 problem. Each Borrower has also made inquiry of each supplier, vendor and customer of such Borrower that is of material importance to the financial well-being of such Borrower with respect to the "year 2000 problem". On the basis of that inquiry, each Borrower believes that each such supplier, vendor and customer of such Borrower will resolve any material year 2000 problem on a timely basis.

7.13 Location of Borrowers. Each Borrower's place of business (or, if any Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrowers' signature on this Agreement.

8.  COVENANTS

The Borrowers agree, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1 Use of Proceeds. To use the proceeds of the credit only for general corporate purposes and at the option of the Bank, to finance drafts drawn under any letter of credits issued pursuant to this Agreement.

8.2 Financial Information.  To provide the following financial   information
and statements and such additional information as requested by the Bank from time to time:

(a) Within 90 days of Ashworth's fiscal year end, the Borrowers' annual financial statements accompanied by consolidating schedules. These financial statements must be audited (with an opinion not qualified due to possible failure to take all appropriate steps to successfully address year 2000 system issues) by a certified public accountant ("CPA") acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b) Within 45 days of the period's end, the Borrowers' quarterly financial statements including the fourth fiscal quarter. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated and consolidating basis.

(c) Within 180 days of Ashworth's fiscal year end, copies of any management letters and correspondence relating to management letters, sent or received by any one of the Borrowers to or from the Borrowers' auditor.

(d) Within 60 days of Ashworth's fiscal year end, the Borrowers' annual projections on a consolidated and consolidating basis.

(e) Within 45 days of the period's end, a quarterly compliance certificate (substantially in the form of Exhibit A, attached hereto) signed by Ashworth's Chief Financial Officer or a designated officer of Ashworth.

(f) Copies of each Borrower's Form l0-K Annual Report and Form l0-Q Quarterly Report within 15 days after the date of filing with the Securities and Exchange Commission.

8.3 Quick Ratio. With respect to the Borrowers on a consolidated basis, to maintain a ratio of quick assets to current liabilities of at least the amounts indicated for each period specified below:

<CAPTIONS>

    Period                                   Ratio
    During the period of November 1 through
    January 31 of each fiscal year                1.20:1.0

    During the period of February 1 through
    October 31 of each fiscal year                1.50:1.0

"Quick assets" means cash, short-term cash investments, net trade receivables and marketable securities not classified as long-term investments. "Current liabilities" shall include (a) all obligations classified as current liabilities under generally accepted accounting principles, plus (b) all principal amounts outstanding under revolving lines of credit, whether classified as current or long-term, which are not already included under (a) above.

8.4 Tangible Net Worth. With respect to the Borrowers on a consolidated basis, to maintain tangible net worth equal to at least the sum of the following:

(a) Fifty-Six Million Dollars ($56,000,000); plus

(b) the sum of 50% of net income after income taxes (without subtracting losses) earned in each quarterly accounting period commencing after January 31, 1998; plus

(c) the net proceeds from any equity securities issued after the date of this Agreement; plus

(d) any increase in stockholders' equity resulting from the conversion of debt securities to equity securities after the date of this Agreement: less

(e) amounts paid by the Borrowers to purchase, redeem, or otherwise acquire for value shares of any Borrower's capital stock; provided, however, that in no event shall the tangible net worth required under this Paragraph 8.4 be reduced to less than Fifty-Two Million Five Hundred Thousand Dollars ($52,500,000) by application of this subparagraph (e).

"Tangible net worth" means the gross book value of the Borrowers' assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors or shareholders of the Borrowers) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

8.5 Limitations on Losses. With respect to Borrowers on a consolidated basis, not to incur a net loss before taxes and extraordinary items in any 2 consecutive quarterly accounting periods after the quarterly accounting period ending January 31, 1998.

8.6 Other Debts. Not to have outstanding or incur any direct or contingent debts or capital lease obligations (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

(a) Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c) Obtaining surety bonds in the usual course of business.

(d) Debts and leases in existence on the date of this Agreement disclosed in writing to the Bank.

(e) Additional debts and lease obligations for the acquisition of fixed or capital assets, which do not exceed a total principal amount of Two Million Dollars ($2,000,000) outstanding at any one time.

(f) Additional debts and lease obligations of Borrowers for business purposes which, together with the debts permitted under subparagraph
    (e), above, do not exceed a total principal amount of Two Million Dollars ($2,000,000) outstanding at any one time.

8.7 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property any Borrower now or later owns, except:

(a) Deeds of trust and security agreements in favor of the Bank.

(b) Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d) Additional purchase money security interests in personal property acquired by the Borrowers or any one of them after the date of this Agreement if the total principal amount of debts secured by such liens does not exceed Two Million Dollars ($2,000,000) at any one time.

8.8 Capital Expenditures. With respect to all Borrowers on an aggregate basis, not to spend (including the total amount of any capital leases) more than Three Million Five Hundred Thousand Dollars ($3,500,000) in any single fiscal year to acquire fixed or capital assets which shall include any obligations incurred for such acquisitions subject to the terms set forth in subparagraph 8.6(e), above.

8.9 Dividends; Treasury Stock Acquisitions. Not to declare or pay any dividends on any of the Borrowers' shares except dividends payable in capital stock of the Borrowers, and not to purchase, redeem or otherwise acquire for value any of the Borrowers' shares, or create any sinking fund in relation thereto, for an amount in excess of Three Million Five Hundred Thousand Dollars ($3,500,000) in the aggregate during the term of this Agreement.

8.10 Loans to Officers. Not to make any loans, advances or other extensions of credit to any Borrower's executives, officers, or directors or shareholders (or any relatives of any of the foregoing) for an amount in excess of an aggregate of Eight Hundred Fifty Thousand Dollars ($850,000) at any time.

8.11 Out of Debt Period. To repay any advances in full, and not to draw any additional advances on the Borrowers' revolving line of credit, for a period of at least 30 consecutive days during each fiscal year of Ashworth. For the purposes of this paragraph, "advances" does not include undrawn amounts of outstanding letters of credit.

8.12 Bank as Principal Depository. Each Borrower agrees to maintain the Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

8.13 Notices to Bank.  To promptly notify the Bank in writing of:

(a) any lawsuit over Five Hundred Thousand Dollars ($500,000) against any one or more of the Borrowers in the aggregate (or any guarantor).

(b) any substantial dispute between any Borrower (or any guarantor) and any government authority.

(c) any failure to comply with this Agreement.

(d) any material adverse change in any Borrower's (or any guarantor's) financial condition or operations.

(e) any change in any Borrower's name, legal structure, place of business, or chief executive office if such Borrower has more than one place of business;

(f) any reduction in or impairment of any Borrower's supply or projected supply of irrigation water.

8.14 Books and Records.  To maintain adequate books and records.

8.15 Audits. To allow the Bank and its agents to inspect (including taking and removing samples for environmental testing) any Borrower's properties and examine, audit and make copies of books and records at any reasonable time.
If any of any Borrower's properties, books or records are in the possession of a third party, each Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

8.16 Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over each Borrower's business.

8.17 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises each Borrower now has.

8.18 Maintenance of Properties. To make any repairs, renewals, or replacements to keep each Borrower's properties in good working condition.

8.19 Cooperation. To take any action requested by the Bank to carry out the intent of this Agreement.

    8.20 General Business Insurance. To maintain insurance as is usual for the business it is in.

8.21 Additional Negative Covenants. Not to, without the Bank's written consent:

(a) engage in any business activities substantially different from Borrowers' or any Borrower's present business.

(b) liquidate or dissolve Borrowers' or any Borrower's business.

(c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination.

(d) lease, or dispose of all or a substantial part of Borrowers' or any Borrower's business or the Borrowers' or any Borrower's assets except in the ordinary course of the business for all Borrowers on an aggregate basis.

(e) acquire or purchase a business or its assets.

(f) sell or otherwise dispose of any assets for less than fair market value, or enter into any sale and leaseback agreement covering any of the Borrowers' or any Borrower's fixed or capital assets.

9.  HAZARDOUS WASTE INDEMNIFICATION

The Borrowers will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about any Borrower's property or operations or property leased to any Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of the Borrowers' obligations to the Bank.

10. DEFAULT

If any of the following events occur, the Bank may do one or more of the following: declare the Borrowers in default, stop making any additional credit available to the Borrowers, and require the Borrowers to repay their entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to any Borrower, then the entire debt outstanding under this Agreement will automatically become due immediately.

10.1 Failure to Pay. Any Borrower fails to make a payment under this Agreement when due.

10.2 False Information. Any Borrower has given the Bank false or misleading information or representations.

10.3 Bankruptcy. Any Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against any Borrower (or any guarantor), or any Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

10.4 Receivers. A receiver or similar official is appointed for any Borrower's (or any guarantor's) business, or the business is terminated.

10.5 Lawsuits. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against any one or more of Borrowers in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or more in excess of any insurance coverage.

10.6 Judgments. Any judgments or arbitration awards are entered against any one or more of Borrowers (or any guarantor), or any one or more of Borrowers (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or more in excess of any insurance coverage.

10.7 Government Action. Any government authority takes action that the Bank believes materially adversely affects any Borrower's, (or any guarantor's) financial condition or ability to repay.

10.8 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in any Borrower's, (or any guarantor's) financial condition, properties or prospects, or ability to repay the loan.

10.9 Cross-default. Any default occurs under any agreement in connection with any credit any Borrower (or any guarantor) has obtained from anyone else or which any Borrower (or any guarantor) has guaranteed.

10.10 Other Bank Agreements. Any Borrower (or any guarantor) fails to meet the conditions of, or fails to perform any obligation under any other agreement any Borrower (or any guarantor) has with the Bank or any affiliate of the Bank.

10.11 Other Breach Under Agreement. Any Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article.

11.  ENFORCING THIS AGREEMENT; MISCELLANEOUS

11.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

11.2 California Law.  This Agreement is governed by California law.

11.3 Successors and Assigns. This Agreement is binding on the Borrowers' and the Bank's successors and assignees. The Borrowers agree that they may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrowers with actual or potential participants or assignees; provided that such actual or potential participants or assignees shall agree to treat all financial information exchanged as confidential. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrowers.

11.4 Arbitration.

(a) This paragraph concerns the resolution of any controversies or claims between any one or more of Borrowers and the Bank, including but not limited to those that arise from:

     (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

     (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

     (iii) Any violation of this Agreement; or

     (iv) Any claims for damages resulting from any business conducted between any one or more of Borrowers and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of any Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

(c)  Arbitration proceedings will be administered by the American
     Arbitration Association and will be subject to its commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrowers and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

     (i) The Borrowers and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

     (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

     (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

     (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(h) This provision does not limit the right of the Borrowers or the Bank to:

     (i)   exercise self-help remedies such as setoff;

     (ii) foreclose against or sell any real or personal property collateral; or

     (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

           (A) an interim remedy; and/or

           (B) additional or supplementary remedies.

(i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrowers or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrowers and the Bank to seek resolution through arbitration.

(j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

11.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

11.6 Administration Costs. The Borrowers shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

11.7 Attorneys' Fees. The Borrowers shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against any Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

11.8 Joint and Several Liability.

(a) Each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrower(s). The Bank may bring an action against any Borrower, whether an action is brought against the other Borrower(s).

(b) Each Borrower agrees that any release which may be given by the Bank to the other Borrower(s) or any guarantor will not release such Borrower from its obligations under this Agreement.

(c) Each Borrower waives any right to assert against the Bank any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrower(s) or any other party liable to the Bank for the obligations of the Borrowers under this Agreement.

(d) Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrower(s) and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require the Bank to disclose to such Borrower any information which the Bank may now or hereafter acquire concerning the financial condition of the other Borrower(s).

(e) Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement. Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower.

(f) The Borrowers represent and warrant to the Bank that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement. The Borrowers agree that the Bank will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

(g) Each Borrower waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11 of the U.S. Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement. Each Borrower waives any right to enforce any remedy which the Bank now has or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Bank.

11.9 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrowers concerning this credit; and

(b) replace any prior oral or written agreements between the Bank and the Borrowers concerning this credit; and

(c) are intended by the Bank and the Borrowers as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

11.10 Notices. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrowers may specify from time to time in writing.

11.11 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

11.12 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

11.13 Prior Agreement Superseded. This Agreement supersedes the Business Agreement entered into as of December 9, 1996, between the Bank and the Borrowers, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.


This Agreement is executed as of the date stated at the top of the first page.

Bank of America
National Trust and Savings
Association                    Ashworth, Inc.


/s/ Susan J. Pepping           /s/ John Newman
By: Susan J. Pepping           By:  John Newman
Title: Vice President          Title: Chief Financial Officer


                               Ashworth Store I, Inc.


                               /s/ John Newman
                               By:  John Newman
                               Title: Vice President and Treasurer


                               Ashworth Store II, Inc.


                               /s/ John Newman
                               By:  John Newman
                               Title: Vice President and Treasurer


                               Ashworth International, Inc.


                               /s/ John Newman
                               By:  John Newman
                               Title: Vice President and Treasurer

                               Ashworth U.K., Ltd.


                               /s/ John Newman
                               By:  John Newman
                               Title: Director


Address where notices to the        Address where notices to the
Bank are to be sent:                Borrowers are to be sent:

San Diego RCBO #1450                2791 Loker Avenue West
450 B Street, Suite 100             Carlsbad, California  92008
San Diego, California  92101


                           Exhibit A

                     COMPLIANCE CERTIFICATE


To:   BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION

  Reference is made to that certain Business Loan Agreement dated as of________________, between Bank of American National Trust and Savings Association and Ashworth, Inc., (the "Business Loan Agreement"). Capitalized terms not otherwise defined in this Certificate shall have the meanings ascribed to them in the Business Loan Agreement. This Certificate is delivered in accordance with Paragraph 8.2(e) of the Business Loan Agreement .

I.    COMPLIANCE WITH FINANCIAL COVENANTS

  Computations showing compliance with certain paragraphs of the Business Loan Agreement are as follows :

       Paragraph 8.3 Quick Ratio. As of the date of the attached financial statements, the current ratio was calculated as follows:

   (a) the sum of:

       Cash                                  $

       Plus short-term cash investments      $

       Plus net trade receivables            $

       Plus marketable securities            $
       (not classified as long-term)

       Divided by

   (b) current liabilities                   $

       equals

       The sum of the components of (a) above

       divided by section(b) above equals,

       expressed as a ratio:                                :1

       minimum permitted:

       From November 1st through January 31st           1.20:1.0
       of each fiscal year

       From February 1st through October 31st           1.50:1.0
       of each fiscal year
Compliance Certificate
Page 2

       Paragraph 8.4; Tangible Net Worth. As of the date of the attached financial statements, Tangible Net Worth was calculated as follows:

       tangible assets (gross book value)             $

       minus goodwill                                 $

       minus patents, trademarks and trade names      $

       minus organization expense                     $

       minus treasury stock                           $

       minus unamortized debt discount and expense    $

       minus deferred marketing expense               $

       minus monies due from affiliates, officers,
       directors or shareholders of the Borrower      $

       minus all liabilities (not excluding deferred income taxes and any reserves against assets) $

       equals                                         $

       minimum permitted                              $   56,000,000

       plus the sum of 50% of net income after taxes
       (without subtracting losses)                   $

       plus net proceeds from equity securities
       issued or conversion of debt securities        $

       less amounts paid to acquire treasury stock    $

       Total minimum permitted                        $
       (not less than $52,500,000)

       Paragraph 8.5; Limitation on Losses. As of the date of the attached financial statements, the net loss for the quarter is $_____________. The net loss for the previous quarter was $___________.

  maximum permitted                              No net losses for
                                                 two consecutive
                                                 quarters.
Compliance Certificate
Page 3


      Paragraph 8.6; Other Indebtedness. As of the date of the attached financial statements, the outstanding amount of indebtedness, including capital lease obligations, incurred for the acquisition of fixed or capital assets under Paragraph 8.8 was $______________.

      maximum permitted annually for fixed
      or capital assets                          $2,000,000

      Paragraph 8.7; Liens. As of the date of the attached financial statements the outstanding amount of obligations secured by a lien under Paragraph 8.7 (d) was $___________.

      maximum permitted annually for fixed
      capital assets                             $2,000,000

      Paragraph 8.9; Dividends; Treasury Stock Acquisitions. As of the date of the attached financial statements the amount of treasury stock acquired during the term of the Business Loan Agreement under Paragraph
  8.9 was $________________.

      maximum permitted                          $3,500,000

      Paragraph 8.8; Capital Assets. As of the date of the attached financial statements, expenditures and obligations (including capital lease obligations) and purchase money debts for the acquisition of fixed or capital assets $____________.

      maximum permitted annually for fixed
      or capital assets                          $3,500,000

  II. PERFORMANCE OF OBLIGATIONS

      A review of the activities of Borrower during the fiscal period covered by this Certificate has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all of its obligations. The best knowledge of the undersigned, during the fiscal period covered by this Certificate, all covenants and conditions have been so performed and observed by Borrower and no Event of Default or event which with notice or lapse of time or both would be an Event of Default has occurred based on the activities of Borrower and is continuing, with any exceptions set forth below, in response to which Borrower has taken or propose to take the following actions (if none, so state):




Compliance Certificate
Page 4


  III.   NO MATERIAL ADVERSE CHANGE

      To the best knowledge of the undersigned, no event or circumstance has occurred that constitutes a Material Adverse Effect regarding Borrower under Paragraph 10.8 of the Business Loan Agreement since the date the most recent Certificate was executed and delivered, with any exceptions being set forth below (if none, so state):




  This Certificate is executed on _________, 19___, by a responsible officer of Borrower. the undersigned hereby certify that each and every matter contained herein is derived from Borrower's books and records and is, to the best knowledge of the undersigned, true and correct.

      Dated: ____________, 19___

                                   Ashworth, Inc.


                                   John Newman, CFO